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                                                                    EXHIBIT 99.1
                                                                    ------------

                               ITC/\DeltaCom, Inc.
                           4092 South Memorial Parkway
                              Huntsville, AL 35802


                                  April 1, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                            Re: ITC/\DeltaCom, Inc.
                                Commission File No. 0-23252

Ladies and Gentlemen:

         This letter is intended to fulfill the requirements of Temporary Note 3T to Article 3 of Regulation S-X under the Securities Exchange Act of 1934, and is being filed with the Securities and Exchange Commission as Exhibit 99.1 to the ITC/\DeltaCom, Inc. (the "Company") Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Form 10 K").

         Arthur Andersen LLP ("Andersen") has issued after March 14, 2002 its audit report on the Company's consolidated financial statements included in the Form 10-K. Andersen represented to the Company that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                  Very truly yours,

                                  /s/ J. Thomas Mullis

                                  Senior Vice President Legal and Regulatory